Exhibit 5.1

Suzanne Schulze Taylor
Senior Vice President, General Counsel
and Secretary

May 30, 2019
Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive
Suite 300
Cleveland, Ohio 44124

Re:	Registration Statement on Form S-8 filed by Hyster-Yale Materials Handling, Inc.
Non-Employee Directors’ Equity Compensation Plan (as Amended and Restated Effective May 17, 2019)

Ladies and Gentlemen:
I am the Senior Vice President, General Counsel and Secretary of Hyster-Yale Materials Handling, Inc., a Delaware corporation (the “Company). This opinion is delivered in connection with the Hyster-Yale Materials Handling, Inc. Non-Employee Directors’ Equity Compensation Plan (as Amended and Restated Effective May 17, 2019) (the “Plan”). In connection with the opinions expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that the 100,000 shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.01 per share, that may be issued or delivered and sold pursuant to the Plan will be, when issued or delivered and sold in accordance with such Plan and agreements, validly issued, fully paid and nonassessable, provided that the consideration for such shares is at least equal to the stated par value thereof.
The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and I express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction. In addition, I have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which such Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.
In rendering the opinion above, I have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.
I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”). In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,

/s/ Suzanne Schulze Taylor
Suzanne Schulze Taylor

5875 Landerbrook Drive • Suite 300 • Cleveland, Ohio 44124-4069 • Telephone 440-449-9600